Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Long-Term Incentive Plan of Choice Hotels International, Inc. of our reports dated February 27, 2017, with respect to the consolidated financial statements and schedule of Choice Hotels International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Choice Hotels International, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 27, 2017